EXHIBIT 23.3



We have issued our report dated March 26, 1999, accompanying the consolidated financial statements included in the Annual Report of Cyber-Care, Inc. on Form 10-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statement of Cyber-Care, Inc. on Form S-8.


/S/ Grant Thornton LLP
GRANT THORNTON LLP

Fort Lauderdale, Florida
February 6, 2001